Exhibit 99.1

 News Release

International Game Technology Announces Exercise of

Over-Allotment Option for an Additional $125 Million of Its 3.25% Convertible Notes Due 2014

(Reno, NV – May 7, 2009) – International Game Technology (NYSE: IGT) today announced that the initial purchasers of $725 million principal amount of its 3.25% Convertible Notes due 2014 (the “Notes”) have elected to exercise, in full, their over-allotment option to purchase an additional $125 million principal amount of the Notes.  The Notes are being sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  With the exercise of the over-allotment option, gross proceeds from the offering will total $850 million.  The offering, including the exercise of the over-allotment option, is expected to close on May 11, 2009 and is subject to customary closing conditions.

IGT estimates that the net proceeds from this offering will be approximately $822 million, after payment of the initial purchasers’ commissions and estimated offering expenses to be paid by IGT.  As previously disclosed, IGT will use a portion of the net proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions that IGT entered into in connection with the offering of the Notes.   As the initial purchasers have exercised their option to purchase additional Notes, the number of shares of common stock underlying the convertible note hedges and warrant transactions will automatically increase on a pro rata basis, and IGT will use a portion of the net proceeds from the sale of the additional Notes to pay the net cost of such automatic increase.  Holders of the Notes will not have any rights with respect to any of the convertible note hedges or warrant transactions entered into by IGT.

IGT intends to use the remaining proceeds from the offering to pay down outstanding revolving indebtedness under its senior credit facility.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities.  Any offers of the securities will be made only by means of a private offering circular.  The Notes and the shares of common stock of IGT issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About International Game Technology

International Game Technology is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Certain statements in this press release, including statements concerning the size and timing of the Notes offering, the amount of proceeds from the offering, and the expected use of the proceeds of the sale of the Notes, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available data and on current

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business plans. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as changes in interest rates, political instability, or currency exchange rate fluctuations; and regulatory factors such as unfavorable changes in governmental regulations. Additional information regarding these and other factors may be contained in IGT’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended September 30, 2008, and its Form 10-Q for the fiscal quarter ended December 31, 2008.  IGT’s filings are available from the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SOURCE International Game Technology

CONTACT: Craig Billings, Vice President Corporate Finance/Investor Relations, of International Game Technology

1-866-296-4232